Exhibit  10.5

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Agreement No. PB030

                                SUPPLY AGREEMENT

         This Supply Agreement, including all Addenda, ("Agreement"), dated as of November 1, 2002, is between Honeywell Consumer Product Group, a division of Honeywell International Inc. ("Buyer") and puraDYN Filter Technologies, Inc. ("Seller").

                                     RECITAL

         Buyer and Seller wish to enter into an Agreement pursuant to which Buyer will purchase from Seller all of Buyer's requirements of those products, which are manufactured by Seller and listed on Exhibit 1 to this Agreement (the "Products"). Products will be revised from time to time through engineering change.

         Therefore, the parties agree as follows:

1. TERM OF AGREEMENT. Subject to the provisions in Section 11, the term of this Agreement will be a period of 3 years beginning on November 1, 2002.

2. SALE AND PURCHASE. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase Products so long as Seller remains competitive in price, quality, and delivery, and as otherwise provided in this Agreement. Buyer may reduce quantities acquired from Seller irrespective of the course of dealing between the parties. This Agreement shall not constitute a requirements or output contract unless specifically designated as such in an additional document signed by both parties.

3. PRICE.

3.1 The initial prices Buyer will pay to Seller for Products are set forth on
Exhibit 1.

3.2 Notwithstanding anything in this Agreement to the contrary, the prices charged and terms of sale of Products sold to Buyer will not be higher or less favorable to Buyer than those being offered to other customers of Seller (OEM or Aftermarket) purchasing similar models of like grade and quality. For purposes of this Agreement, "prices" and "terms of sale" shall include, without limitation, all discounts, services, free goods and other promotional benefits. Such favorable pricing will continue so long as Buyer's volume purchases for a 12 month period are at least equal to the average volume of the largest purchasers of comparable product during such period. Buyer shall have the right at its expense to commission an independent audit of Seller's performance of this paragraph.

3.3 Buyer shall not be liable for any federal, state, provincial or local taxes unless separately agreed to in writing by Buyer.

4. DELIVERY AND INVOICING. Seller will deliver the Products FOB Seller's plant per Buyer's routing instructions. Terms of payment shall be Net 60 days. Each packing slip,

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bill of lading and invoice will bear the applicable purchase order number and the location of the plant or other designation to which the Products are to be shipped. Invoices must be mailed to the addresses set forth on the individual purchase orders. Buyer will pay from the invoice only and each invoice must reference an order number. Payment terms begin from either the date of satisfactory delivery and receipt of all Products being invoiced or the receipt of a correctly completed invoice, whichever is later, and payment terms will be deemed so extended, without loss of discount. Seller commits to conversion to the Honeywell International Evaluated Receipts Settlement (ERS) payment system upon Buyer's request. Seller commits to implementation of Advanced Shipping Notice (ASN) via approved Electronic Data Interchange, according to Buyer's criteria and timetable.

5. TIME IS OF THE ESSENCE. Seller will deliver Products in a timely manner as per Buyer's instructions. Time is of the essence.

6. QUALITY CRITERIA; WARRANTIES.

6.1 Seller must maintain quality and delivery standards that are consistent with the Buyer's Supplier System Survey (AS-2001) and Buyer's Supplier Quality Requirements (AS-2000) or their subsequent replacements. If for some reason, Seller does not meet such levels on any system survey, Seller will have three months to achieve this acceptable level, otherwise, and in addition to any other rights Buyer has, Buyer may terminate this Agreement immediately without any further obligations to Seller. If so terminated, by Buyer, no future damage claims for cover or for future non-delivery of product shall be made against Seller but Buyer shall retain rights to continue purchasing Products under this Agreement. At Buyer's request, Seller will furnish Buyer test samples of such Products as may be reasonably required by Buyer to determine if such manufacturing is being performed in accordance with the specifications furnished by Buyer, and will provide technical support, including reasonable field visits, to address complaints about the Products, if any.

6.2 Seller agrees to maintain such PPM goals as established by Buyer and periodically communicated to Seller in writing. Seller agrees to implement immediate corrective actions to achieve such PPM goals.

6.3 Seller warrants to Buyer and Buyer's customers that all Products supplied or sold under this Agreement:

    (A) Will be free from defects in material and workmanship and, if designed by Seller, that the design will be free from defects;

    (B) Will be merchantable;

    (C) Will comply with all specifications and drawings delivered to Seller by Buyer;

    (D) Will be fit for their intended use; and

    (E) Will be manufactured in accordance with the Quality Criteria identified in Section 6.1.

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6.4 Seller agrees to notify Buyer immediately (and confirm in writing) if Seller becomes aware that Seller has not delivered, will be delayed in delivering, or may be incapable of delivering Products, which conform to the requirements of this Agreement.

6.5 Seller agrees that Buyer will not be responsible for the inspection of Products before assembly and/or resale to its customers and that all warranties will survive inspection, installation, assembly, acceptance and payment by Buyer. In addition to other remedies, which the Buyer may have, at Buyer's request, Seller will immediately replace without charge Products, which do not conform to the requirements of this Agreement.

6.6 Seller represents and warrants that, in the execution and performance of this Agreement, it will comply with all applicable provisions of federal, state and local laws, ordinances, rules, codes and regulations. If required by Buyer, Seller shall certify to Buyer in writing that all manufacturing and legal requirements have been performed and completed, and shall provide Buyer with copies of state, federal, provincial and applicable foreign certifications, permits, approvals and other documentation that evidences that the Products satisfy the requirements of this Agreement.

6.7 Buyer may, during normal business hours, make reasonable inspections, at such intervals as Buyer deems necessary, of the facilities where Seller manufactures Products. Inspections may be made by Buyer's representatives and/or employees.

7. INDEMNIFICATION. Except to the extent caused by the negligence of Buyer or its customers, Seller will indemnify, defend and hold harmless Buyer, its employees and agents against any and all damages or costs of any nature, including attorneys fees, ("Damages") whatsoever for loss of or damage to property or for personal injury, sickness and disease (including death) sustained by any person, including but not limited to employees and agents of Buyer, if such loss, damage or injury is caused by, arises out of, or is in any way connected with the condition, performance or nonperformance of Products or Seller's other obligations hereunder. Seller also hereby indemnifies and holds harmless Buyer's customers for such Damages if and to the extent Buyer has agreed so to indemnify its customers under the same circumstances as set forth in this Agreement. Buyer will have the right, but not the obligation, to participate, as it deems necessary, in the handling, adjustment or defense of any such matter at its expense. If Seller fails to assume its obligations under this Paragraph, Buyer will have the right to proceed on its own behalf to defend, adjust, or process any claim and to require Seller to reimburse and indemnify Buyer for any and all costs and expenses in connection with such matter, including reasonable attorneys fees. Buyer shall give Seller prompt notice of any such claims, which Seller shall have the right to defend with counsel of its choosing, once Seller has agreed in writing that it will assume all responsibility for the outcome of such claims. Failure by Buyer to give prompt notice shall not relieve Seller of its obligation to indemnify, unless Seller can prove that such failure was the sole cause of its inability to defend the claims appropriately. Seller's indemnity obligations shall not apply to the extent any damages are caused by the negligence of Buyer. Seller represents that it has reviewed any labeling currently used by Buyer relating to the Products and approves it.

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8. ELECTION OF REMEDIES.

8.1 In the event Seller delivers defective or non conforming items or otherwise breaches the terms of this Agreement (a "Breach"), Buyer may, at its election and in addition to any other rights or remedies it may have pursuant to this Agreement, at law or in equity, recover from Seller any consequential damages incurred by Buyer as a result of such Breach. Furthermore, Buyer may, at its election and at Seller's expense (a) return the Products, (b) purchase similar items, (c) accept or retain the Products and equitably reduce their price, (d) repair or have the Products repaired, or (e) require Seller promptly to replace or correct the Products. Buyer may set-off against any amounts owed to Seller the costs incurred in Buyer's exercise of its rights under this Agreement prior to or as a result of Seller's Breach.

8.2 The remedies reserved in this Agreement shall be cumulative and additional to any other or further remedies elsewhere in this Agreement and provided by law or equity. Resort to any remedy by Buyer, as provided in this Agreement or otherwise, shall not be deemed an Election of Remedies or a waiver of any breach or remedies.

8.3 No waiver of a breach of any provision of this Agreement shall constitute a waiver of any other breach or of such provision. Any failure by Buyer to insists on strict performance by Seller of any term or condition hereunder shall not be deemed a waiver of Buyer's rights thereunder.

9. RECALL. In the event Seller elects either voluntarily or pursuant to suggestions or direction of the Federal Department of Transportation or any other state, federal or local agency to recall any Products or any other goods containing or incorporating Products, such recall will be the sole responsibility of Seller, provided that the recall of such other goods is caused in whole or in part by the condition or performance of the Products. Buyer will cooperate in making available records and other information as are reasonably necessary to enable Seller to effect such recall.

10. INTELLECTUAL PROPERTY.

10.1 Seller will defend, indemnify and hold harmless Buyer from any and all damages and costs (including reasonable attorneys fees) arising out of an alleged or actual infringement of any patent, trademark or copyright in any suit by reason of the manufacture, sale and/or use of any of the Products. Seller shall also defend, indemnify and hold harmless Buyer's customers and agents for such infringement if and to the extent that Buyer has agreed so to defend, indemnify and hold them harmless, but to no greater extent than Seller has indemnified Buyer herein and under the same circumstances as set forth herein. If Products alone are involved, Buyer will offer Seller full and exclusive control of the defense of such suit. If other products are involved, Buyer will offer Seller the right to participate in the defense of such suit. This indemnity will not extend to infringement resulting from Seller's compliance with Buyer's designs, processes, or formulas. Notwithstanding Seller's indemnification herein, Buyer will have the right, but not the obligation, to participate, as it deems necessary, in the handling, adjustment or defense of any matter referred to in this Section at its expense. If Seller fails to assume its obligations under this Section, Buyer will have the right to proceed on its own behalf to defend, adjust, or process any claim and to require Seller to reimburse

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and indemnify Buyer for any and all costs and expenses in connection with such matter, including attorneys fees. Buyer shall give Seller prompt notice of any such claims, which Seller shall have the right to defend with counsel of its choosing, once Seller has agreed in writing that it will assume all responsibility for the outcome of such claims. Failure by Buyer to give prompt notice shall not relieve Seller of its obligation to indemnify, unless Seller can prove that such failure was the sole cause of its inability to defend the claims appropriately.

11. CONFIDENTIAL INFORMATION.

In addition to the Confidentiality provisions contained in the Proprietary Information Agreement, dated May 13, 2002, attached hereto as Exhibit 2, neither Buyer nor Seller will divulge to any third party confidential information relating to the business of the other party learned through engaging in business with each other, including, and without limitation, technical information or information obtained from drawings, specifications, data, materials, Tooling, facilities or industrial properties. This provision shall not restrict or limit Buyer from using information provided by Seller in documents or reports prepared and submitted by Buyer or its representatives to governmental agencies in order to comply with obligations arising under federal, state or local laws or regulations.

12. SAFETY STOCK; SERVICE REPLACEMENTS; OPTIONAL PURCHASES; DESIGN CHANGES.

12.1 Prior to the expiration of any labor contract of Seller which may effect, directly or indirectly, the production of Products, Seller at its expense will fabricate and locate in any area that will not be affected by any labor disruption, a finished inventory of Products sufficient to fulfill Seller's obligation to Buyer for a minimum of sixty (60) calendar days after such labor contract expires. Seller will mark the Products so as to clearly identify them as Buyer's, pursuant to this Agreement.

12.2 At Buyer's request, upon expiration or termination of this Agreement, Seller will continue to sell Products to Buyer for a period of 120 days, upon the same terms and conditions as set forth in this Agreement.

12.3 Seller will not make any design or process changes affecting the Products without the prior written consent of Buyer.

13. TERMINATION.

13.1 In addition to any rights or remedies Buyer may have in law or in equity, Buyer may terminate this Agreement, effective immediately:

    a) if Seller breaches this Agreement or, in Buyer's reasonable opinion, is otherwise unable to perform its contractual obligations;

    b) if Seller files, voluntarily or involuntarily, a petition in bankruptcy under any section of the Bankruptcy Act, becomes insolvent, makes any assignment for the benefit of creditors or has a receiver appointed for it;

    c)  if Seller fails to maintain the quality standards set forth in
        Section 6;

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    d)  if Seller fails to maintain 100% delivery performance to the Buyer, using a delivery standard agreed upon between Buyer and Seller); or

    e) if Buyer determines in its sole discretion that Seller has failed to make adequate plans to eliminate foreseeable risks to its ongoing performance of this Agreement, such as (by way of example only), transportation interruptions, material shortages and Year 2000 compliance.

13.2 In addition to its rights under Section 13.1, Buyer may terminate this Agreement without liability upon at least ninety (90) days written notice if,
(a) Buyer determines in its reasonable discretion that Seller is no longer competitive in price (including non-competitiveness due to exchange rate fluctuations if applicable), quality or delivery or (b) Buyer can substitute Products of significantly advanced design or lower pricing.

13.3 Upon termination of this Agreement the following will occur:

    (A) At Buyer's discretion, Seller will immediately make available Buyer's property, including the Tooling, for Buyer or its representative to remove from Seller's premises or (ii) return to Buyer all Buyer's property, including Tooling, within (30) thirty days;

    (B) Buyer may at its sole discretion purchase Seller's existing inventory for finished goods, work in process or raw materials relating to the Products;

    (C) Seller will discontinue all work under this Agreement, unless otherwise directed by Buyer; and

    (D) Seller will take all actions necessary to protect Buyer's property or any property in which Buyer has an interest.

13.4 In addition to any rights or remedies Seller may have at law or in equity, Seller may terminate this Agreement upon at least (90) ninety days written notice to Buyer:

    A.) If Buyer fails to timely pay for the Products, where proper packing slips, proof of delivery, and notification are in evidence; or

    B.) If Buyer materially breaches a non-monetary term or condition of this Agreement and such breach remains uncured for a period of (90) days after written notice.

    C.) If Buyer files, Voluntarily or Involuntarily, a petition in Bankruptcy under any section of the Bankruptcy Act, becomes insolvent, makes any assignment for the benefit of creditors or has a receiver appointed to it.

14. FORCE MAJEURE.

14.1 Neither party shall be responsible for the delay in performance of any obligation if such delay or default is caused by riot, civil disorders, storm, fire, flood, act of God, act of Government or other reason beyond the reasonable control of the party whose

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performance is affected ("Force Majeure"). Upon giving notice to the other party, a party affected by an event of Force Majeure shall be permitted to delay the performance of its obligations under this Agreement, but only to the extent and only during the period during which such party's performance of such obligations is prevented in such event. Any party claiming Force Majeure shall exert all reasonable efforts to mitigate the effects of such occurrence. Any party claiming Force Majeure shall promptly notify the other party of the termination or discontinuance of such event.

14.2 Force majeure events shall not include (i) a failure to perform by Seller or its suppliers, caused directly or indirectly by Year 2000 Problems of any kind whatsoever; (ii) labor problems of Seller, its subcontractors and/or its suppliers such as, by way of example and not by way of limitation, lockouts, strikes and slowdowns or (iii) the inability of Seller, its subcontractors and/or its suppliers to obtain power, material(s), labor, equipment or transportation.

15. INSURANCE. Seller will procure and maintain products liability insurance, with an insurer satisfactory to Buyer, on an occurrence basis with limits not less than $1,000,000 per occurrence for property damage, bodily injury or death to any number of persons, and other adequate insurance, which will contain an endorsement by which insurer extends the coverage thereunder to include the contractual liability of Seller arising by reason of the indemnity provisions set forth in this Agreement. A broad form endorsement will be maintained in such insurance policy with Buyer as an additional insured, at no premium cost to Buyer, requiring Seller's insurance to be the primary policy with respect to any loss. Seller agrees to provide Buyer with a copy of each certificate of insurance evidencing compliance with this Agreement. Seller and its insurer will provide Buyer thirty days prior written notice of non-renewal, cancellation or other changes in Seller's coverage, which may impair Buyer's rights hereunder.

16. FINANCIAL STATEMENTS. Seller will provide Buyer, at Buyer's request, quarterly financial statements, along with a certificate of an officer of Seller responsible for the preparation of such financial statements, attesting to the accuracy and completeness of such financial statements, and verifying that Seller is in good financial condition and is not in default with respect to any of its obligations, including, without limitation, to its lenders and suppliers.

17. ASSIGNMENT. Seller's rights and obligations under this Agreement cannot be assigned, delegated or transferred, by operation of law or otherwise, without the prior written consent of the Buyer.

18. EFFECT. This Agreement is binding upon, inures to the benefit of and is enforceable by and against, the parties hereto and their respective successors and permitted assigns, provided, however, that nothing contained in this Agreement shall confer upon any other person not a party to this Agreement any rights or remedies hereunder. Notwithstanding any other provision of this Agreement, a purchaser of all or substantially all of such of Buyer's business as is engaged in utilizing or reselling Products may, but shall not be required to, continue to purchase Products from Buyer under this Agreement.

19. SURVIVAL. Any terms of this Agreement which by their nature extend beyond the expiration, termination or cancellation of this Agreement shall remain in full force and

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effect until fulfilled and/or performed and shall inure to the benefit of and be binding upon Seller and Buyer and their respective successors and assigns.

20. ENTIRE AGREEMENT. This Agreement supersedes all previous Agreements and communications between the Parties regarding the subject matter hereof and constitutes the entire Agreement between the parties as to the Products, and all transactions between the parties will be governed exclusively by this Agreement and Buyer's purchase orders as issued from time to time. It is the intention of the parties that the terms of this Agreement, together with any purchase order[s] submitted by Buyer to Seller, will be interpreted to be consistent with each other. However, in the event of any irreconcilable conflict of terms, the terms of this Agreement will prevail. The parties further agree that the terms contained in any of the Seller's acknowledgment forms or any other forms supplied by Seller will be given no effect.

21. NOTICES. All communications and notices required to be given under this Agreement will be made in writing and will be deemed to have been given when personally delivered, when deposited for mailing by first class registered or certified airmail, return receipt requested, with proper postage prepaid, when delivered by overnight courier or when delivered by facsimile as follows:

        If to Seller:     Kevin Kroger
                          puraDYN Filter Technologies, Inc.
                          3020 High Ridge Road, Suite 100
                          Boynton Beach, FL  33426

        If to Buyer:      Patrick Good
                          Honeywell International, CPG
                          28399 Cedar Park Blvd.
                          Perrysburg, Ohio  43551

22. IDENTIFICATION. Seller agrees to identify (to the extent possible and commercially practical) all Products in accordance with specifications provided by Buyer so as to identify Seller as the manufacturer of the item and in accordance with any other identification specifications required by Buyer. In addition, Seller agrees to identify work in progress related to the Products as well as the finished Products as goods produced pursuant to an Agreement between Seller and Buyer.

23. EQUITABLE RELIEF. Without limitation, the parties hereto acknowledge that any breach of Sections 10, 11, or 17 by the other will cause the non-breaching party irreparable harm for which there is no adequate remedy at law and, as a result of this, the non-breaching party shall be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of itself restraining the breaching party from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder shall not be deemed a waiver of any right to assert any other remedy the non-breaching party may have at law or in equity, including, without limitation, the non-breaching party's right to indemnification hereunder.

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24. GOVERNING LAW. This Agreement and the exhibits and/or attachments hereto will be governed by the laws of the State of New York, and the parties to this Agreement agree that any litigation arising out of the matters set forth above will be litigated in the courts of the State of New York.

25. SEVERABILITY. If any provision of this Agreement is or becomes invalid or illegal in whole or in part, such provision shall be deemed amended as nearly as possible to be consistent with the intent expressed in this Agreement and if such is impossible, that provision shall fail by itself without invalidating any of the remaining provisions not otherwise illegal or invalid.

26. HEADINGS. The headings included in this Agreement are for convenience only and in no way affect the scope or intent of any provisions of Sections of the Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the introductory paragraph of this Agreement.

SELLER:                                              BUYER:

/s/__________________________               /s/_____________________________

By: _________________________               By: ___________________________

Its: _________________________              Its: ____________________________

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